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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

JUNE 29, 2001
Date of Report (Date of earliest event reported)

INHALE THERAPEUTIC SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	023556	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Industrial Road
San Carlos, CA 94070
(Address of principal executive offices and zip code)

(650) 631-3100
(Registrant's telephone number, including area code)

(Former name, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

    The purpose of this filing is to provide certain additional information relating to in-process research and development costs with respect to the Merger (as defined below).

    Effective June 29, 2001, Inhale Therapeutic Systems, Inc. ("Inhale") consummated its acquisition of privately-held Shearwater Corporation ("Shearwater"), pursuant to an Agreement and Plan of Merger and Reorganization, dated May 22, 2001, as amended (the "Agreement"), by and among Inhale, Square Acquisition Corp., a wholly owned subsidiary of Inhale (the "Merger Sub"), Shearwater, J. Milton Harris and Puffinus, L.P. Pursuant to the Agreement, Shearwater merged with and into Merger Sub, with Merger Sub being the surviving corporation (the "Merger"). The Merger is intended to qualify as a tax-free reorganization and will be accounted for using the purchase method of accounting.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    The following financial statements and exhibits are filed as part of this Report, where indicated.

(a)
FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

      Attached hereto are the audited balance sheet of Shearwater Polymers, Inc. as of June 30, 2000, the audited statement of income of Shearwater Polymers, Inc. for the year ended June 30, 2000, audited statement of stockholders' equity for the year ended June 30, 2000 and audited statement of cash flows for the year ended June 30, 2000.

      Attached hereto are the unaudited balance sheet for Shearwater Corporation (formerly Shearwater Polymers, Inc.) as of March 31, 2001 and the unaudited statement of income for the three-month period and nine-month period ended March 31, 2001 and 2000, and the unaudited cash flow statements for the nine-month period ended March 31, 2001 and 2000.

(b)
PRO FORMA FINANCIAL INFORMATION.

      Attached hereto are the unaudited pro forma condensed combined balance sheet of Inhale Therapeutic Systems, Inc. as of March 31, 2001, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000, and three months ended March 31, 2001, based on Inhale Therapeutic Systems, Inc.'s historical financial statements as adjusted to give effect to the acquisition of Shearwater Corporation.

(c)
EXHIBITS.
Exhibit Number		Description
2.1	*	Agreement and Plan of Merger and Reorganization, dated May 22, 2001, by and among Inhale Therapeutic Systems, Inc., Square Acquisition Corp., Shearwater Corporation, J. Milton Harris and Puffinus, L.P.
2.2	*
Amendment to Agreement and Plan of Merger and Reorganization, dated June 21, 2001, by and among Inhale Therapeutic Systems, Inc., Square Acquisition Corp., Shearwater Corporation, J. Milton Harris and Puffinus, L.P.
23.1		Consent of Independent Auditors
99.1	*	Press Release titled "Inhale Announces Completion of Transaction to Acquire Shearwater Corporation" dated July 2, 2001.

*
Previously filed

2

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

INHALE THERAPEUTIC SYSTEMS, INC.
Dated:	October 4, 2001	By:	/s/ BRIGID A. MAKES Brigid A. Makes Chief Financial Officer and Vice President
(Duly Authorized Officer and Principal Financial and Accounting Officer)

3

INDEX TO FINANCIAL STATEMENTS

Shearwater Corporation (formerly Shearwater Polymers, Inc.)

Report of Ernst & Young, LLP, Independent Auditors	F-1
Balance Sheet as of June 30, 2000	F-2
Statement of Income for the year ended June 30, 2000	F-3
Statement of Stockholders' Equity for the year ended June 30, 2000	F-4
Statement of Cash flows for the year ended June 30, 2000	F-5
Notes to Financial Statements	F-6
Balance Sheet as of March 31, 2001 (unaudited)	F-12
Statement of Income for the three-month and nine-month periods ended March 31, 2001 and March 31, 2000 (unaudited)	F-13
Statement of Cash Flows for the nine-month periods ended March 31, 2001 and March 31, 2000 (unaudited)	F-14
Notes to Unaudited Financial Statements	F-15
Inhale Therapeutic Systems, Inc.
Unaudited Pro Forma Condensed Combined Financial Information	F-16
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2001	F-17
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000	F-18
Unaudited Pro Forma Condensed Combined Statement of Operations for the three-month period ended March 31,2001	F-19
Notes to Unaudited Pro Forma Condensed Combined Financial Information	F-20

Report of Ernst & Young, LLP, Independent Auditors

The Board of Directors
Shearwater Polymers, Inc.

    We have audited the accompanying balance sheet of Shearwater Polymers, Inc. as of June 30, 2000, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shearwater Polymers, Inc. at June 30, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Birmingham, Alabama
February 7, 2001

F–1

Shearwater Polymers, Inc.
Balance Sheet

June 30, 2000
Assets
Current assets:
Cash and cash equivalents	$2,144,000
Investments (held to maturity)	3,960,000
Accounts receivable, less allowance of $4,000	2,072,000
Inventories	1,874,000
Receivables—other	57,000
Income tax receivable	636,000
Prepaid expenses	277,000

Total current assets	11,020,000
Property, plant and equipment:
Land	395,000
Equipment	4,017,000
Automotive	62,000
Furniture and fixtures	122,000
Leasehold improvements	593,000
Construction-in-process	40,000

5,229,000
Less accumulated depreciation	(1,717,000)

Net property and equipment	3,512,000
Other assets:
Deposits	9,000
Related party receivables	270,000
Investment	20,000
Deferred income tax	2,119,000

Total other assets	2,418,000

Total assets	$16,950,000

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,282,000
Unearned revenue	1,208,000
Accrued expenses	964,000
Deferred income tax	6,000
Notes payable—current portion	295,000

Total current liabilities	3,755,000
Unearned revenue	214,000
Notes payable	866,000
Stockholders' equity:
Common stock, $.01 par; 2,000,000 shares authorized, 945,906 issued and outstanding	10,000
Additional paid-in capital	16,314,000
Deferred stock compensation	(5,089,000)
Retained earnings	880,000

Total stockholders' equity	12,115,000

Total liabilities and stockholders' equity	$16,950,000

See accompanying notes.

F–2

Shearwater Polymers, Inc.
Statement of Income

Year ended June 30, 2000
Net sales	$15,174,000
License revenue	931,000

Total revenue	16,105,000
Cost of sales	4,335,000

Gross profit	11,770,000
Operating expenses:
General and administrative	2,209,000
Research and development	1,989,000
Selling	580,000
Stock compensation	2,106,000

6,884,000

Operating income	4,886,000
Other income (expense):
Interest income, net	121,000
Other expense	(207,000)

(86,000)

Income before income taxes	4,800,000
Income taxes	1,830,000

Net income	$2,970,000

See accompanying notes.

F–3

Shearwater Polymers, Inc.
Statement of Stockholders Equity
For the year ended June 30, 2000

	Common Stock	Additional Paid-In Capital	Deferred Stock Compensation	Retained Earnings	Total Stockholders' Equity
Balance at June 30, 1999	$9,000	$9,668,000	$(3,587,000)	$(2,090,000)	$4,000,000
Proceeds from sale of stock	1,000	4,999,000	—	—	5,000,000
Stock option activity	—	1,647,000	(1,502,000)	—	145,000
Net income	—	—	—	2,970,000	2,970,000

Balance at June 30, 2000	$10,000	$16,314,000	$(5,089,000)	$880,000	$12,115,000

See accompanying notes.

F–4

Shearwater Polymers, Inc.
Statement of Cash Flows

Year ended June 30, 2000
Operating activities:
Net income	$2,970,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	704,000
Deferred taxes	(70,000)
Gain on asset dispositions	19,000
Deferred stock compensation	2,105,000
Changes in:
Accounts receivable	(996,000)
Inventories	(624,000)
Receivables—other	235,000
Income tax receivables	(199,000)
Prepaid expenses	(241,000)
Deposits	3,000
Related party receivables	(216,000)
Accounts payable	247,000
Unearned revenue	368,000
Accrued expenses	527,000

Total adjustments	1,862,000

Net cash provided by operating activities	4,832,000
Investing activities:
Property and equipment purchased	(1,719,000)
Property and equipment proceeds	399,000
Investments purchased	(3,960,000)

Net cash used in investing activities	(5,280,000)
Financing activities:
Payment on notes	(265,000)
Proceeds from issuance of notes	290,000
Net payments on line of credit	(750,000)
Proceeds from issuance of stock	5,000,000
Stock option buy-back	(1,960,000)

Net cash provided by financing activities	2,315,000

Net increase in cash and cash equivalents	1,867,000
Cash and cash equivalents at beginning of year	277,000

Cash and cash equivalents at end of year	$2,144,000

Cash paid during the year for:
Interest	$104,000
Income taxes, net of refunds	2,101,000

See accompanying notes.

F–5

Shearwater Corporation
Notes to Financial Statements

1.  Organization and Description of the Business

    Shearwater Polymers, Inc. (the "Company") is a biopharmaceutical company which has developed new biomedical commercial applications of polyethylene glycol ("PEG"). The Company manufactures pharmaceutical grade PEG derivatives that are suitable for chemical attachment to pharmaceutical products and medical devices. The Company sells these products primarily to pharmaceutical companies throughout North America, Europe and Japan.

2.  Significant Accounting Policies

Cash and Cash Equivalents

    The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

Inventories

    Inventories consist primarily of raw materials, work-in-process and finished goods and are stated at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment

    All assets are recorded at cost. Depreciation is provided principally by using the straight-line method at rates based on the following estimated useful lives:

Description	Life (Years)
Equipment	5 - 7
Automotive	5
Furniture and fixtures	3 - 7
Leasehold improvements	7 - 39

Investments

    The Company's investments consist of short-term notes. These investments are classified as held-to-maturity in accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, because the Company has the positive intent and ability to hold the investments to maturity. These investments are classified as current assets and are stated at amortized cost.

Revenue Recognition

    Net sales are recognized when products are shipped.

    License revenue from license and supply agreements with pharmaceutical companies ("clients") consist of upfront, milestone and royalty payments. The Company defers upfront payments and recognizes them over their clients' drug development period. The Company recognizes milestone payments as revenue when all of the conditions to payment have been met and there are no further performance contingencies or conditions to the Company's receipt of payment. Such milestone payments, when recognized, are not refundable or creditable against future payments, and do not require any future performance by the Company in order to retain them. Royalties are recognized as

F–6

revenue as sales are made by clients of products developed pursuant to the license and supply agreements.

Advertising

    The Company expenses advertising costs in the period the costs are incurred.

Income Taxes

    The Company accounts for income taxes under the provisions of FASB Statement No. 109, Accounting for Income Taxes. Under Statement No. 109, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities, and are measured at the enacted tax rates that will be in effect when the taxes are expected to be paid.

Stock-Based Compensation

    The Company issues awards under its stock option plans as described in Note 10. These stock options are accounted for in accordance with APB Opinion No.25, Accounting for Stock Issued to Employees.

New Accounting Pronouncement

    In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In 1999, the FASB delayed the effective date of FASB Statement No. 133 until years beginning after June 15, 2000. FASB Statement No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company expects to adopt Statement No. 133 effective after fiscal 2000, and believes that this statement will not have a significant impact on the Company's financial statements.

Use of Estimates

    In preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  Inventories

Inventories consist of the following at June 30:
Raw Materials	$499,000
Work-in-Process	432,000
Finished Goods	943,000

$1,874,000

F–7

4.  Notes Payable

Notes payable consist of the following at June 30:
Note, payable in monthly installments of $3,956 through 07/05/04 including interest at 7.99%	$165,000
Note, payable in monthly installments of $1,986 through 07/05/04 including interest at 7.99%	82,000
Note, payable in monthly installments of $1,268 through 04/13/04 including interest at 7.50%	51,000
Note, payable in monthly installments of $10,147 through 09/24/03 including interest at 7.50%	351,000
Note, payable in monthly installments of $10,350 through 12/07/03 including interest at 7.50%	382,000
Note, payable in monthly installments of $3,373 through 02/13/04 including interest at 7.50%	130,000

Total notes payable	1,161,000
Less amounts due within one year	(295,000)

$866,000

    The above notes are collateralized by $1,824,873 of equipment owned by the Company.

    The following schedule presents the annual minimum scheduled principal payments for the fiscal years succeeding June 30, 2000:

2001	$295,000
2002	319,000
2003	344,000
2004	197,000
2005	6,000
Thereafter	—

$1,161,000

    The Company has a line of credit agreement, through November 2000, that allows the Company to borrow up to 80% of eligible receivables plus 50% of eligible inventories, with a maximum borrowing set at $750,000, at prime less .25%. The line of credit contains restrictive covenants that require the maintenance of a minimum tangible net worth and fixed charge coverage ratio. There were no outstanding borrowings under this line of credit at June 30, 2000. The line of credit is collateralized by substantially all assets of the Company.

5.  Concentrations

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash balances in two financial institutions located in Huntsville, Alabama, which are insured by the Federal Deposit Insurance Corporation up to $100,000. At June 30, 2000, the Company's uninsured cash balances approximate $1,944,000.

    At June 30, 2000, 82% of the outstanding accounts receivable balance were from two customers. For the year ended June 30, 2000, approximately 60% of net sales were from two major customers. A major raw material component of the Company's products is supplied by one vendor located in Japan.

F–8

6.  Income Taxes

    A summary of the components of the provision for income taxes for the year ended June 30, 2000 is as follows:

Current:
Federal	$1,725,000
State	175,000

1,900,000
Deferred:
Federal	(63,000)
State	(7,000)

$1,830,000

    The primary differences between the income tax expense reflected on the financial statements and income taxes calculated at federal statutory income tax rates are due to state income taxes, non-deductible stock compensation and other non-deductible expenses.

    Total deferred tax assets of $2,400,000 related primarily to stock compensation, unearned revenue, vacation and Section 263A inventory adjustments. Total deferred liabilities of $287,000 related primarily to book and tax basis differences on property, plant and equipment.

7.  Leases

    The Company leases certain office equipment under operating lease agreements. Lease expense for the year ended June 30, 2000 was $352,000. The lease terms range from three to five years.

    Future minimum lease payments under non-cancelable leases are as follows:

2001	$362,000
2002	362,000
2003	350,000
2004	300,000
2005	300,000
Thereafter	1,200,000

8.  Related Party Transactions

    The Company leases its main office and manufacturing facility from Shearwater Polymers, LLC, a corporation which is 98%-owned by the President of the Company. This facility's lease payments are $25,000 per month and the lease will expire in July 2009.

    For the year ended June 30, 2000, the Company also leased a research facility on a month-to-month basis from the President and another member of the Board of Directors of the Company. The leasehold improvements relating to this facility were owned by the Company. For the year ended June 30, 2000, rent paid under this lease was $43,200. In June 2000, the President sold his interest in this facility and the Company sold the related leasehold improvements to the member of the Board of Directors.

    At June 30, 2000, the Company had accounts receivable from Shearwater Polymers, LLC and an officer of the Company of $261,000 and $23,000, respectively, which accrue interest at a rate of 5.1% and 7.0% per annum, respectively.

F–9

9.  Retirement Plan

    The Company has a 401(K) profit sharing plan that covers all employees who meet the minimum participation requirements. For those employees participating, annual compensation may be deferred up to the maximum prescribed by the Internal Revenue Code. The Company matches employee contributions at a rate of 50% on the first 10% contributed by the employee. Matching contributions for the year ended June 30, 2000 were $106,000.

10.  Stock Option Plan

    In December 1996, the Companies' Board of Directors approved the adoption of the Shearwater Polymers, Inc. 1996 Non-Qualified Stock Option Plan (the "Plan"). As approved under the Plan, a maximum of 250,000 shares of common stock are reserved and available for issuance. In fiscal 1999, the Board of Directors increased the number of shares of common stock approved under the Plan to a maximum of 300,000 shares. The Plan is intended to encourage employees and Directors to remain with the Company and to stimulate interest in owning stock in the Company. The Plan's purpose is carried out by granting options to purchase shares of common stock for an exercise price of $.10 per share. These options have limited transferability as defined in the Plan.

    FASB Statement No. 123, Accounting for Stock Based Compensation provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. The statement allows for a fair value based method of accounting for employee stock options. However for companies that continue to follow the accounting provisions of APB Opinion No. 25, FASB Statement No.123 requires disclosure of the pro forma effect on net income as if the accounting provisions of the fair value method of FASB Statement No. 123 had been employed. In accordance with FASB Statement No. 123, the fair value of the option grant was determined by using the minimum value option pricing model with the following assumption for the year ended June 30, 2000:

Dividend yield	0%
Risk-free interest rate	5.5% to 6.5%
Expected lives, in years	5 to 10

    At June 30, 2000, the options outstanding had a weighted average remaining contractual life of 5.47 years. All options outstanding at June 30, 2000 were issued with an exercise price of $.10 and a term ranging from 5 to 10 years from the grant date. The weighted-average grant-date fair value of options issued during 2000 was approximately $61.90 per share.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying FASB Statement No. 123 for pro forma disclosure may not be representative of the effects on reported pro forma net income in future years. The Company's pro forma net loss applying FASB Statement No. 123 approximates reported results as these options are granted with an exercise price below the market price of the stock on the measurement date and is therefore subject to compensation expense each period under APB Opinion No. 25.

F–10

    In May 2000, the Company completed the purchase of 49,010 vested options at $40.00 per option for a total cost of $1,960,400. At June 30, 2000, 237,796 options were issued and outstanding. A summary of the stock option plan activity is as follows:

	Options Outstanding	Options Exercisable
Balance at June 30, 1999	246,806	144,606
Vested	—	46,700
Granted	45,000	—
Purchased	(49,010)	(49,010)
Forfeited	(5,000)	(5,000)

Balance at June 30, 2000	237,796	137,296

11.  Subsequent Event (unaudited)

    Effective October 6, 2000, the Company changed its name to Shearwater Corporation.

    On June 29, 2001, the Company was purchased by Inhale Therapeutic Systems, Inc., for approximately $192.2 million in cash and stock.

F–11

Shearwater Corporation
Unaudited Balance Sheet
(In thousands)

March 31, 2001
Assets
Current Assets:
Cash and cash equivalents	$1,801
Investments	4,812
Accounts receivable, net	1,083
Inventories	2,221
Receivables—other	244
Prepaid expenses	286

Total Current Assets	10,447
Net property, plant and equipment	6,177
Other assets:
Deposits	10
Investment	20
Deferred income tax	3,358

Total other assets	3,388

Total Assets	$20,012

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$1,058
Unearned revenue	3,725
Notes payable—current	295

Total current liabilities	5,078
Deferred income tax	6
Notes Payable	647
Stockholders' equity
Common stock, $.01 par; 2,000,000 shares authorized, 945,906 issued and outstanding	10
Additional paid in capital	17,719
Deferred stock compensation	(3,417)
Accumulated Deficit	(31)

Total stockholders' equity	14,281

Total liabilities and stockholders' equity	$20,012

See accompanying notes

F–12

Shearwater Corporation
Unaudited Statement of Income
(In thousands)

	Three Months Ended March 31, 2001	Three Months Ended March 31, 2000	Nine Months Ended March 31, 2001	Nine Months Ended March 31, 2000
Product sales	$1,741	$3,529	$9,265	$11,236
License and contract revenue	658	395	1,704	520

Total revenue	2,399	3,924	10,969	11,756
Cost of sales	993	1,303	4,287	3,034

Gross Profit	1,406	2,621	6,682	8,722
Operating Expenses
Research and development	933	486	2,016	1,344
Selling, general & administration	1,333	535	2,585	1,830
Stock compensation	1,200	0	3,031	0

Total operating expenses	3,466	1,021	7,632	3,174
Income (loss) from operations	(2,060)	1,600	(950)	5,548
Other income (expense):
Interest income, net	110	40	375	28
Other income (expense)	1	3	(56)	4

Income (loss) before taxes	(1,949)	1,643	(631)	5,580
Income tax (benefit) expense	(950)	440	280	1,848

Net income (loss)	$(999)	$1,203	$(911)	$3,732

See accompanying notes

F–13

Shearwater Corporation
Unaudited Statement of Cash Flows
(in thousands)

	Nine Months Ended March 31, 2001	Nine Months Ended March 31, 2000
Operating activities:
Net income (loss)	$(911)	$3,732
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	683	621
Deferred taxes	(1,239)	(2,054)
Stock compensation charges	3,077	1,167
Changes in:
Accounts receivable	989	(522)
Inventories	(347)	(282)
Receivables—other	(187)	24
Income tax receivables	636	(157)
Prepaid expenses	(9)	24
Deposits	(1)	5
Related party receivables	270	(26)
Accounts payable and accrued expenses	(1,188)	(285)
Unearned revenue	2,303	1,501

Total adjustments	4,987	16

Net cash provided by operating activities	4,076	3,748
Investing activities:
Property and equipment purchased	(3,348)	(362)
Investments purchased	(852)	(6,533)

Net cash used in investing activities	(4,200)	(6,895)
Financing activities:
Payment on notes	(219)	(656)
Proceeds from the issuance of stock	—	5,000

Net cash (used in)/provided by financing activities	(219)	4,344
Net (decrease)/increase in cash and cash equivalents	(343)	1,197
Cash and cash equivalents at beginning of period	2,144	277

Cash and cash equivalents at end of period	$1,801	$1,474

See accompanying notes

F–14

Shearwater Corporation
Notes to Unaudited Financial Statements

1.  ACCOUNTING POLICIES

    The unaudited balance sheet as of March 31, 2001, the unaudited statements of income for the three-month and nine-month periods ended March 31, 2001 and 2000,respectively, and the unaudited statements of cash flows for the nine-months ended March 31, 2001 and 2000, respectively, have been prepared on a basis consistent with the accounting policies disclosed in the audited financial statements of Shearwater Corporation, for the year end June 30, 2000. The unaudited balance sheet as of March 31, 2001, the unaudited statement of income for the three-month and nine-month periods ended March 31, 2001 and 2000,respectively, and the unaudited statement of cash flows for the nine-months ended March 31, 2001 and 2000, respectively, have been prepared by Shearwater Corporation, without audit, but include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the financial position at such dates and the operating results and cash flows for those periods.

2.  INVENTORIES

    Inventories consist primarily of raw materials, work-in-process and finished goods and are stated at the lower of cost (first-in, first-out method) or market.

    Inventories consist of the following at March 31, 2001:

(in thousands)
Raw Materials	$803
Work-in-Process	818
Finished Goods	600

$2,221

3.  ACCOUNTING CHANGES

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Option No. 25. The company was required to adopt the Interpretation on July 1, 2000. The Interpretation requires that a repurchase feature at less than fair value be accounted for as variable. The company has a stock option plan which allows the company to repurchase a stock option at a exercise price below fair market value upon certain events and conditions. As a result of adopting the Interpretation, the company is required to apply variable accounting to these options. The impact of adopting this standard results in a decrease to net income by approximately $1.4 million and $660,000 for the nine and three month periods ended March 31, 2001, respectively.

F–15

INHALE THERAPEUTIC SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements give effect to the merger of Square Acquisition Corp., ("Square") a wholly- owned subsidiary of Inhale Therapeutic Systems, Inc. ("Inhale"),with Shearwater Corporation ("Shearwater"), with Square surviving as a wholly-owned subsidiary of Inhale.

    The unaudited pro forma condensed combined financial information including the accompanying notes, have been derived from the historical financial statements of Inhale and Shearwater, are based on and qualified in their entirety by reference to, and should be read in conjunction with, the reported audited consolidated financial statements and the accompanying notes of Inhale and Shearwater.

    The unaudited pro forma condensed combined balance sheet as of March 31, 2001, has been prepared assuming the acquisition had been consummated as of that date. The unaudited pro forma condensed combined statement of operations are provided for the year ended December 31, 2000 and three months ended March 31, 2001, including the amortization of goodwill and other intangible assets, giving effect to the acquisition as though it had occurred as of January 1, 2000 and 2001, respectively.

    The acquisition of Shearwater has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on their fair values at the date of acquisition. The allocation of the aggregate purchase price for the acquisition, together with the liabilities assumed pursuant thereto, to the net assets acquired is based on an independent valuation analysis.

    Inhale's historical condensed financial information included in these pro forma financial statements is derived from its March 31, 2001 unaudited condensed consolidated financial statements included in its Form 10-Q for the same period, and from its December 31, 2000 audited consolidated financial statements included in its most recent Form 10-K, as amended. Shearwater's financial information included in these unaudited pro forma financial statements is derived from its three months ended March 31, 2001 unaudited financial statement, and from its twelve months ended December 31, 2000 unaudited financial statements.

    The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results of financial positions that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies and should not be construed as representative of these amounts for any future dates or periods.

F–16

INHALE THERAPEUTIC SYSTEMS, INC
UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
(IN THOUSANDS)
March 31, 2001

	Historical Inhale	Historical Shearwater	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$80,042	$1,801	$(72,500	)(B)	$9,343
Short-term investments	373,839	4,812			378,651
Accounts receivable	3,333	1,083			4,416
Inventory and other assets	7,683	2,751			10,434

Total current assets	464,897	10,447	(72,500)		402,844
Property and Equipment, net	119,867	6,177			126,044
Marketable equity securities	3,444	20			3,464
Goodwill and other intangibles	87,888	—	90,942	(C,D&E)	178,830
Deposits and other assets	11,047	10			11,057
Deferred income tax	—	3,358	(3,358	)(J)	—

Total other assets	222,246	9,565	87,584		319,395

Total assets	$687,143	$20,012	$15,084		$722,239

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$28,351	$1,058	$5,417 392	(E) (C)	$34,826 392
Capital lease—current portion	977	—			977
Notes payable—current portion	—	295			295
Deferred revenue	10,144	3,725	(3,725	)(C)	10,144

Total current liabilities	39,472	5,078	2,084		46,634
Capital lease obligation	18,791	—			18,791
Convertible subordinate notes and debentures	299,149	—			299,149
Notes payable	—	647			647
Other long-term liabilities	9,199	6			9,205
Stockholders' equity
Common stock	5	10	(10	)(A)	5
Capital in excess of par value	594,220	17,719	(1,405 (16,314 114,239	)(K) )(A) (F)	610,534 (16,314 114,239)
Deferred compensation	(1,553)	(3,417)	3,417	(A)	(1,553)
Accumulated other comprehensive gain	770	—	(83,600	)(G)	770 (83,600)
Accumulated deficit	(272,910)	(31)	(1,374 1,405 (3,358	)(A) (K) )(J)	(274,315 1,405 (3,358	) )

Total stockholders' equity	320,532	14,281	13,000		347,813

Total liabilities and stockholders' equity	$687,143	$20,012	$15,084		$722,239

See accompanying notes

F–17

INHALE THERAPEUTIC SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
For the year ended December 31, 2000

	Historical Inhale	Historical Shearwater	Pro Forma Adjustments		Pro Forma
Net Sales	$—	$14,970	$—		$14,970
License and contract research revenue	51,629	1,873	—		53,502

Total revenue	51,629	16,843	—		68,472
Operating costs and expenses:
Cost of product sales	—	5,898	—		5,898
Selling, general and administration	13,932	6,683	(745	)(K)	19,870
Research and development	101,544	2,214	—		103,758
Purchased in-process research and development	2,292	—	—		2,292
Amortization of goodwill and intangible assets	—	—	18,458	(H)	18,458

Total operating costs and expenses	117,768	14,795	17,713		150,276

Operating (loss)/Income	(66,139)	2,048	(17,713)		(81,804)
Debt conversion premium, net	(40,687)	—	—		(40,687)
Interest income, net	8,428	337	(4,350	)(I)	4,415
Other income (expense)	995	(204)	—		791

	(31,264)	133	(4,350)		(35,481)

(Loss)/income before taxes	(97,403)	2,181	(22,063)		(117,285)
Income taxes (benefit) expense	—	1,651	(1,651	)(J)	—

Net income (loss)	$(97,403)	$530	$(20,412)		$(117,285)

Basic and diluted net loss per share	$(2.32)				$(2.60)
Shares used in basic and diluted
Net loss per share calculation	41,998				45,111

See accompanying notes

F–18

INHALE THERAPEUTIC SYSTEMS, INC.
UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
For the quarter ended March 31, 2001

	Historical Inhale	Historical Shearwater	Pro Forma Adjustments		Pro Forma
Net sales	$—	$1,741	$—		$1,741
License and contract research revenue	14,097	658	—		14,755

Total revenue	14,097	2,399	—		16,496
Operating costs and expenses:
Cost of product sales	—	993	—		993
Selling, general and administration	4,018	2,533	(660)	(K)	5,891
Research and development	30,271	933	—		31,204
Purchased in-process research and development	62,660	—	—		62,660
Amortization of goodwill and intangible assets	3,079	—	4,614	(H)	7,693

Total operating costs and expenses	100,028	4,459	3,954		108,441

Operating (loss)/income	(85,931)	(2,060)	(3,954)		(91,945)
Other income (expense):
Interest income, net	4,968	110	(1,088	)(I)	3,990
Other income (loss)	(78)	1			(77)

	4,890	111	(1,088)		3,913

(Loss)/income before income taxes	(81,041)	(1,949)	(5,042)		(88,032)
Income tax (benefit)/expense	—	(950)	950	(J)	—

Net loss	$(81,041)	$(999)	$(5,992)		$(88,032)

Basic and diluted net loss per share	$(1.59)				$(1.62)
Shares used in basis and diluted net loss per share calculation	51,078				54,191

See accompanying notes

F–19

INHALE THERAPEUTIC SYSTEMS, INC.
NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

    Effective June 29, 2001, the merger of Shearwater Corporation ("Shearwater") with and into Square Acquisition Corp. ("Square"), a wholly owned-subsidiary of Inhale Therapeutic Systems, Inc. ("Inhale") was completed pursuant to the Agreement and Plan of Merger and Reorganization, by and among Inhale, Shearwater, Square, J. Milton Harris and Puffinus, L.P., dated May 22, 2001, as amended.

    The aggregate consideration paid was established in the Agreement at $72.5 million in cash and 4,000,000 shares and options to acquire shares of Inhale common stock in exchange for all of the outstanding capital stock of Shearwater (including shares issuable pursuant to outstanding options). Pursuant to the Merger, each then-outstanding share of common stock of Shearwater was converted into the right to receive approximately 3.09 shares of common stock of Inhale and $55.94 in cash and each then-outstanding option to purchase Shearwater common stock was converted into the right to receive approximately 3.09 shares of Inhale common stock upon exercise. Holders of Shearwater options were also entitled to a cash payment of $55.94 per share of Shearwater common stock issuable. Approximately 3,112,610 shares of Inhale common stock were issued and $56,416,074 in cash was paid to the six former shareholders of Shearwater in the Merger. In addition, Inhale assumed all 287,536 outstanding options to purchase Shearwater common stock which were converted into options to purchase an aggregate of approximately 887,390 shares of Inhale common stock and Inhale paid $16,083,926 in cash to 83 Shearwater optionholders. No fractional shares of Inhale common stock were issued in connection with the Merger. All options issued in connection with this transaction were fully vested.

    Inhale's total cost to acquire Shearwater is estimated to be $192.2 million which includes an average stock price of approximately $29 per share of Inhale's common stock. The stock price used for the pro forma presentation is based on an average price from the date the terms were agreed to and announced. The aggregate purchase price for the acquisition is based on a valuation analysis completed by an independent valuation specialist.

    Shearwater's financial statements included in the pro forma financial information as of all dates and for all periods presented have been adjusted where appropriate, to present Shearwater's financial position and results of operations in accordance with accounting principles generally accepted in the United States.

    The cost to acquire Shearwater has been allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill.

    The estimated purchase cost of Shearwater is as follows (in thousands):

Cash and consideration	$72,500
Value of securities issued	88,896
Assumption of Shearwater's common stock options	25,344
Estimated transaction costs and expenses	5,417

$192,157

F–20

    The purchase price allocation as of June 29, 2001 is as follows (in thousands):

	Amount	Useful Life	Annual Amortization Of Intangibles
		(In Years)
Net tangible assets of Shearwater	$17,615	—	$—
Intangible assets acquired:
Developed product technology	2,900	5	580
Core technology	8,100	5	1,620
In-process research and development	83,600	—	—
Assembled workforce	2,020	3	674
Supplier and customer relationships	2,900	5	580
Goodwill	75,022	5	15,004

Total purchase price allocation	$192,157		$18,458

    Developed Product Technology is based on proprietary know-how that is technologically feasible. Inhale expects to amortize the value assigned to developed product technology on a straight-line basis over an average estimated life of five years.

    Core Technology is based on developed technology or components of developed technologies that have a value as a basis of platform upon which future development can be profitably exploited. Inhale expects to amortize the value assigned to core technology on a straight-line basis over an average estimated life of five years.

    In-process research and development represents that portion of the purchase price of the acquisition related to the research and development activities which: (i) have not demonstrated their technological feasibility, and (ii) have no alternative future uses. Accordingly, Inhale expects to recognize an expense of $83.6 million upon consummation of the transaction.

    The amounts of in-process research and development were determined based on an analysis using risk-adjusted cash flows expected to be generated by the products that result from the in-process technology. The analysis included forecasted future cash flows that were expected to result from the progress made on each of the in-process projects prior to the purchase dates. These cash flows were estimated by first forecasting, on a product-by-product basis, net revenues expected from the sales of the first generation of each in-process project and risk adjusted these revenues to reflect the probability of advancing to the next stage of the FDA approval process. Appropriate operating expenses were deducted on a product by product basis from the forecast to establish a forecast of net returns on the completed portion of the in-process technology. Finally, these net returns were discounted to a present value using discount rates that incorporate the weighted average cost of capital relative to the biotech industry and our Company as well as product specific risks associated with the purchased in-process research and development products. The product specific risk factors included the products phase of development, type of molecule under development, likelihood of regulatory approval, manufacturing process capability, scientific rationale, pre-clinical safety and efficacy data, target product profile, and development plan. In addition to the product specific risk factors, an overall discount rate of 22% was used for the purchase valuation, which represents a significant risk premium to our weighted average cost of capital.

    The forecast data in the analysis was based on internal product level forecast information maintained by the Company's management in the ordinary course of managing the business. The inputs used by management in analyzing in-process research and development was based on assumptions, which management believed to be reasonable but which are inherently uncertain and unpredictable.

F–21

These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur.

    A brief description of the purchased technology that resulted in the in-process charge follows, including an estimated percentage of completion of the technology as of the acquisition date. Since the acquisition date, there has been no significant change to our preliminary estimated development period.

    Shearwater develops, markets, and licenses a polyethylene glycol ("PEG") based drug delivery solutions, focusing its efforts on PEGylation—the attachment of PEG to drug molecules, proteins, peptides, and small molecules. Shearwater has two PEG products currently in the Pre-Clinical Phase, one in Phase I, four in Phase II, one in Phase III, and three products that have filed New Drug Applications ("NDA") with the FDA. PEGylation is the chemical attachment of PEG molecules to drug molecules.

    We believe it will take approximately one to two years and an investment of approximately $200,000 for our three NDA filed products to reach commercialization. These three products represent approximately 70% of our in-process research and development charge. We estimate that these products were approximately 95% complete at the acquisition date. There can be no assurances that such products will be proven safe and effective and that such regulatory approvals will be obtained.

    The foregoing discussion of our in-process technology includes forward-looking statements that involve risks and uncertainties, and actual results may vary materially. For a discussion of risk factors that may affect projected completion dates and the progress of research and development, see our Form 10-K for risk factors related to forward looking disclosures.

    Assembled workforce is comprised of all the skilled employees and includes the estimated cost to replace existing employees, including recruiting and training costs and loss of productivity costs. Inhale expects to amortize the value assigned to the assembled workforce on a straight-line basis on an average estimated useful life of three years.

    Supplier and customer relationship is based on historical costs incurred and is comprised of management's estimation of resources that have been devoted to development of the relationships with key customers. Inhale expects to amortize the value assigned to customer relationships on a straight-line basis over an average estimated life of five years.

    Goodwill, which represents the excess of the purchased price of an investment in an acquired business over the fair value of the underlying net identifiable asset, will be amortized on a straight-line basis, and no goodwill will be amortized after that date. Effective January 1, 2002, goodwill will be subject to a non-amortization, impairment assessment, consistent with the new business combination accounting rules, and no goodwill will be amortized after that date.

DESCRIPTION OF PRO FORMA ADJUSTMENTS RECORDED IN
PRO FORMA FINANCIAL INFORMATION

(A)
To eliminate Shearwater's historical equity accounts.

(B)
To reflect the payment of cash to fund a purchase consideration in connection with the purchase.

(C)
To reflect the estimated fair value of identifiable intangible assets acquired as a result of the acquisition.

(D)
To reflect the goodwill originating from the acquisition.

(E)
To reflect the estimated transaction costs of the acquisition.

(F)
To reflect the issuance of Inhale's common stock to Shearwater Corporation and to replace Shearwater stock options.

F–22

(G)
To reflect the purchased in-process research and development charge. This charge is excluded from the unaudited pro forma condensed combined statements of operations due to its non-recurring nature.

(H)
To reflect the amortization of goodwill and identifiable intangible assets on a straight-line basis using an estimated useful lives of three to five years.

(I)
To reflect a reduction of interest income earned as a result of the $72.5 million cash payment, assumed at 6% for purposes of the unaudited pro forma condensed combined statement of operations.

(J)
To reflect a reduction of income tax resulting from consolidated federal and state tax return.

(K)
To eliminate variable accounting attributes in the acquired stock option plan as a result of purchase business combination accounting.

F–23

QuickLinks

  ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.
  ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
Shearwater Polymers, Inc. Balance Sheet
Shearwater Polymers, Inc. Statement of Income
Shearwater Polymers, Inc. Statement of Stockholders Equity For the year ended June 30, 2000
Shearwater Polymers, Inc. Statement of Cash Flows
Shearwater Corporation Notes to Financial Statements
Shearwater Corporation Unaudited Balance Sheet (In thousands)
Shearwater Corporation Unaudited Statement of Income (In thousands)
Shearwater Corporation Unaudited Statement of Cash Flows (in thousands)